EXHIBIT 10.1

SEVERANCE AGREEMENT

This agreement is made and entered into this 20th day of January, 2014, by and between Sputnik Enterprises, Inc., and any affiliates or subsidiaries of Company, hereinafter Company, and R. Thomas Kidd, hereinafter Kidd.

Whereas, Kidd currently serves as the CEO and Director of the Company and

Whereas, Kidd desires to retire and sever his relationship to the Company, and

Whereas, Company has consented to the retirement of Kidd.

Now therefore, for valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. For and as consideration of Kidd’s resignation as CEO and Director and retirement from services to the Company, Company shall immediately compensate Kidd in the form of a severance package as follows:

(a)
Company shall execute and deliver a demand promissory note in the amount of $400,000, which shall be payable upon the demand of the holder.  The promissory note shall be secured by all assets of the Company.

(c)
Company shall procure and purchase a $500,000 term life policy with a term of at least 10 years and pay the premiums associated therewith no later than March 1, 2014. The policy will name Joan L. Kidd, his spouse, as beneficiary and Kidd named parties as secondary beneficiaries.

(d)	Company shall enter into an indemnification agreement with Kidd, in a form acceptable to Kidd, indemnifying Kidd against any claims of any kind from any third party for a period of 7 years.

(e)	Company shall enter into an advisor agreement with Kidd which shall provide for the issuance of 2 million common shares of stock as compensation for services rendered.

(f)	Company shall execute a general release of any and all claims in favor of Kidd relating to Kidd’s tenure as CEO of the Company.

(g)
Company represents and warrants that within 5 days of the date of closing of a merger transaction and exiting shell status, Company shall file a registration statement on form S-1 to register shares under its equity line with Dutchess Capital. No other shares other than the shelf registration for Dutchess will be included in this S-1 registration statement. Company further agrees that it shall take all steps necessary and required to obtain an effective declaration by the SEC on the registration statement.

3. Upon execution of this agreement, and receipt of all documentation as set forth in this agreement, Kidd shall immediately do the following:

(a)	Agree to return 5,000 shares of Convertible preferred stock of the Company to Company for cancelation upon closing of merger transaction.

(b)	Resign all positions, as applicable, with the Company.

(c)	Execute all required documentation to consummate the agreement terms and understandings.

4. The promissory note referenced in paragraph 2(b) above shall be executed by the Company and shall contain the following terms:

-- Face Amount: $400,000

-- Maturity date: on demand.

-- Payment of 50% of any and all funding, debt or equity received by maker.

-- Interest rate: 3%

-- Default interest rate: 18%

-- Security: All securities owned and held by the Company, and any and all assets of the Company. The exception to this covenant is where the Company procures financing, in which case, the securities issued to a third party funder in connection with such transaction shall not be pledged as collateral if 50% of the proceeds received by the Company are paid toward the balance of the note. If the financing exceeds the balance of the note, the remaining principal balance shall be paid in full from proceeds received by the Company in the financing. In addition, the holder of the note shall have a senior secured interest in all assets of the Company until the note is retired. However, the holder of the note will subordinate the senior secured interest, if necessary to allow financing to occur, with the caveat that 50% of the proceeds received from the financing will be paid toward the note retirement as set forth herein.

-- The promissory note shall also contain the following term provisions and descriptions of an event of default:

a.
No corporate actions may be taken to issue any additional shares of any class, or any other corporate restructuring that creates dilution. No reverse split of the stock can occur within the first 18 months after closing. Once the note is paid in full, the Company may forward split the stock 4 for 1. The exception to the issuance of additional shares to third parties is the filing of an S-1 for the Dutchess funding facility or the issuance of shares to close financing where proceeds or a part thereof as provided herein, are paid to reduce or retire the balance of the promissory note.

b.
The company and its officers agree to keep all filings current and in compliance with SEC rules and regulations at all times. Failure to file periodic reports as required by the SEC shall constitute a default under the terms of the note.

c.	The company agrees to pay all bills in a timely manner and prevent any non- payment resulting in any collection action at all times.
d.
The company and any and all subsidiaries shall not incur any other debt while the note remains outstanding. If new financing occurs, then proceeds may be disbursed to retire the note as provided in the note and the Company may issue shares in connection with the financing.

e.	Failure to pay any installment when due under the note.
f.	Failure to meet any and all obligations under the Advisory agreement executed between Company and Kidd.
g.	Failure to take all corporate actions within the time frames specified in this agreement, including but not limited to the filing of an S-1 registration statement for the Dutchess facility.
h.
Company shall execute such other documentation as may be required to perfect the security interest of Kidd as set forth herein upon presentation. Failure to execute the documents shall be deemed a default under the terms of the promissory note.

5.   General Provisions

(a)
All expenses incurred by the parties hereto in connection with or related to the authorization, preparation, and execution of this Agreement and the Closing of the transaction contemplated hereby, including without limiting the generality of the foregoing, all fees and expenses of agents, representatives, counsel, and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same.

(b)	This Agreement shall be binding upon the parties hereto and their respective successors or assigns, as permitted herein.

(c)
This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one counterpart has been signed by each party and delivered to the other party hereto and such execution shall be conclusively evidenced by a facsimile transmitted copy or electronic mail transmitted copy of the execution page hereof.

(d)	This Agreement shall be construed under the laws of the State of Florida, without giving effect to applicable principles of conflicts of law.

(e)
Each party covenants that at any time, and from time to time, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

(f)
This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

(g)
This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation. The parties acknowledge each contributed and is equally responsible for its preparation.

(h)	This Agreement shall not be assigned by operation of law or otherwise.

(i)
Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective administrators, executors, legal representatives, heirs, successors and assignees. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

(j)
All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) on the date they are delivered if delivered in person or by email; (ii) on the date initially received if delivered by facsimile transmission with independent confirmation of receipt followed by confirmation of notice by registered or certified mail or overnight courier service; (iii) on the date delivered by an overnight courier service; or (iv) on the fifth business day after it is mailed by registered or certified mail, return receipt requested with postage and other fees prepaid, to the address set forth herein of such other addresses provided by each party to the other parties in accordance with the terms or provisions hereof.

(k)
Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

(l)
The covenants, representations, warranties, and agreements contained herein shall survive the execution of this agreement for the length of time that Kidd may assert an indemnification claim for a breach or violation of any covenants, representations, warranties, or agreements.

(m)
if any action should be brought by either party to enforce the terms of this agreement, the prevailing party shall be entitled to recover reasonable attorneys fees and court costs from the losing party.

IN WITNESS WHEREOF, each party hereto has executed this Agreement, or caused this Agreement to be executed on its behalf by its duly authorized officer, all as of the sate first written above.

Sputnik Enterprises, Inc.

By:	/s/ Anthony Gebbia	By:	/s/ R. Thomas Kidd
	Its CEO and Sole Director		R. Thomas Kidd